CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$810,000	$94.04

Pricing supplement no. 1128 To prospectus dated November 21, 2008, prospectus supplement dated November 21, 2008 and product supplement no. 108-A-III dated February 7, 2011	Registration Statement No. 333-155535 Dated February 18, 2011 Rule 424(b)(2)

Structured Investments	JPMorgan Chase & Co. $810,000 5.00% (equivalent to 10.00% per annum) Upside Auto Callable Reverse Exchangeable Notes due August 24, 2011 Linked to the Common Stock of Foster Wheeler AG

General

  The notes are designed for investors who seek a higher interest rate than either the current dividend yield on the Reference Stock or the yield on a conventional debt security with the same maturity issued by us or an issuer with a comparable credit rating. Investors should be willing to forgo the potential to participate in the appreciation in the Reference Stock, to accept the risks of owning equities in general and the common stock of Foster Wheeler AG, in particular, to assume the risk that the notes will be automatically called and the investors will receive less interest than if the notes are not automatically called and, if the notes are not automatically called, to lose some or all of their principal at maturity.
  If the notes are not automatically called, the notes will pay 5.00% (equivalent to 10.00% per annum) interest over the term of the notes. However, the notes do not guarantee any return of principal at maturity. Instead, if the notes are not automatically called, the payment at maturity will be based on the Final Share Price of the Reference Stock and whether the closing price of the Reference Stock is less than the Initial Share Price by more than the Protection Amount ($11.844 initially) on any day during the Monitoring Period, as described below. If the notes are automatically called, you will receive, for each $1,000 principal amount note, $1,000 plus accrued and unpaid interest. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
  Senior unsecured obligations of JPMorgan Chase & Co. maturing August 24, 2011*
  If the notes are not automatically called, payment at maturity for each $1,000 principal amount note will be either a cash payment of $1,000 or delivery of shares of the Reference Stock (or, at our election, the Cash Value thereof), in each case, together with any accrued and unpaid interest, as described below.
  Minimum denominations of $1,000 and integral multiples thereof

Key Terms

Reference Stock:

The registered shares (which we refer to as the “common stock”, with a par value equal to the U.S. dollar equivalent of CHF 3.00 per share, of Foster Wheeler AG)(The NASDAQ Stock Market symbol “FWLT”). We refer to Foster Wheeler AG as “Foster Wheeler.”

Interest Rate:	5.00% if the notes are not automatically called; or 2.50% if the notes are automatically called
(in each case equivalent to 10.00% per annum), paid monthly and calculated on a 30/360 basis
Automatic Call:	If on the Call Date, the closing price of the Reference Stock is greater than the Initial Share Price, the notes will be automatically called.
Payment if Called:

If the notes are automatically called, on the Call Settlement Date, for each $1,000 principal amount note, you will receive $1,000 plus any accrued and unpaid interest to but excluding the Call Settlement Date.

Protection Amount:	$11.844, which is equal to 30.00% of the Initial Share Price, subject to adjustments
Pricing Date:	February 18, 2011
Settlement Date:	On or about February 24, 2011
Call Date*:	May 19, 2011
Call Settlement Date*:	May 24, 2011, which is the third business day after the Call Date
Observation Date*:	August 19, 2011
Maturity Date*:	August 24, 2011
CUSIP:	48125XFD3
Interest Payment Dates:

Interest on the notes will be payable monthly in arrears on the 24th calendar day of each month (each such day, an “Interest Payment Date”), commencing March 24, 2011, to and including the Maturity Date, unless the notes are automatically called. If the notes are automatically called, interest will accrue to but excluding the Call Settlement Date, and will be payable on each Interest Payment Date occurring before the Call Settlement Date and on the Call Settlement Date. See “Selected Purchase Considerations — Monthly Interest Payments” in this pricing supplement for more information.

Payment at Maturity:

If the notes are not automatically called, the payment at maturity, in excess of any accrued and unpaid interest, will be based on the performance of the Reference Stock. If the notes are not automatically called, for each $1,000 principal amount note, you will receive $1,000 plus any accrued and unpaid interest at maturity, unless:

(1) the Final Share Price is less than the Initial Share Price; and
(2) on any day during the Monitoring Period, the closing price of the Reference Stock is less than the Initial Share Price by more than the Protection Amount.
If the notes are not automatically called and the conditions described in both (1) and (2) are satisfied, at maturity you will receive, in addition to any accrued and unpaid interest, instead of the principal amount of your notes, the number of shares of the Reference Stock equal to the Physical Delivery Amount (or, at our election, the Cash Value thereof). Fractional shares will be paid in cash. The market value of the Physical Delivery Amount or the Cash Value thereof will most likely be substantially less than the principal amount of your notes, and may be zero.
Monitoring Period:	The period from the Pricing Date to and including the Observation Date
Physical Delivery Amount:	25.3293 shares of the Reference Stock, per $1,000 principal amount note, which is the number of shares equal to $1,000 divided by the Initial Share Price, subject to adjustments
Cash Value:	The product of (1) $1,000 divided by the Initial Share Price and (2) the Final Share Price, subject to adjustments
Initial Share Price:

$39.48, the closing price of the Reference Stock on the Pricing Date. The Initial Share Price is subject to adjustments in certain circumstances. See “Description of Notes – Payment at Maturity” and “General Terms of Notes – Anti-Dilution Adjustments” in the accompanying product supplement no. 108-A-III for further information about these adjustments.

Final Share Price:	The closing price of the Reference Stock on the Observation Date

* Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Automatic Call” or “Description of Notes — Payment at Maturity,” as applicable, in the accompanying product supplement no. 108-A-III

Investing in the Upside Auto Callable Reverse Exchangeable Notes involves a number of risks. See “Risk Factors” beginning on page PS-8 of the accompanying product supplement no. 108-A-III and “Selected Risk Considerations” beginning on page PS-2 of this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Us

Per note	$1,000	$36.10	$963.90

Total	$810,000	$29,241	$780,759

(1)  The price to the public includes the estimated cost of hedging our obligations under the notes through one or more of our affiliates.

(2)  J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will receive a commission of $36.10 per $1,000 principal amount note and will use a portion of that commission to allow selling concessions to other affiliated or unaffiliated dealers of $22.50 per $1,000 principal amount note. The concessions of $22.50 include concessions and other amounts to be allowed to selling dealers and concessions and other amounts to be allowed to any arranging dealer. This commission includes the projected profits that our affiliates expect to realize, some of which have been allowed to other unaffiliated dealers, for assuming risks inherent in hedging our obligations under the notes. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-40 of the accompanying product supplement no. 108-A-III.

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

February 18, 2011

Additional Terms Specific to the Notes

You should read this pricing supplement together with the prospectus dated November 21, 2008, as supplemented by the prospectus supplement dated November 21, 2008 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 108-A-III dated February 7, 2011. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 108-A-III, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

  Product supplement no. 108-A-III dated February 7, 2011:
  http://sec.gov/Archives/edgar/data/19617/000089109211000853/e41982_424b2.pdf
  Prospectus supplement dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005661/e33600_424b2.pdf
  Prospectus dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005658/e33655_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Selected Purchase Considerations

  THE NOTES OFFER A HIGHER INTEREST RATE THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY ISSUED BY US OR AN ISSUER WITH A COMPARABLE CREDIT RATING — The notes will pay (1) if the notes are not automatically called, 5.00% (equivalent to 10.00% per annum) interest over the term of the notes, or (2) if the notes are automatically called, 2.50% (equivalent to 10.00% per annum) interest from the issue date to but excluding the Call Settlement Date, each of which is higher than the yield currently available on debt securities of comparable maturity issued by us or an issuer with a comparable credit rating. Because the notes are our senior unsecured obligations, any interest payment or any payment at maturity is subject to our ability to pay our obligations as they become due.
  MONTHLY INTEREST PAYMENTS — The notes offer monthly interest payments at a rate of (1) if the notes are not automatically called, 5.00% (equivalent to 10.00% per annum) interest over the term of the notes, or (2) if the notes are automatically called, 2.50% (equivalent to 10.00% per annum) interest from the issue date to but excluding the Call Settlement Date. Interest will be payable monthly in arrears on the 24th calendar day of each month (each such day, an “Interest Payment Date”), commencing March 24, 2011, to and including the Maturity Date, unless the notes are automatically called. If the notes are automatically called, interest will accrue to but excluding the Call Settlement Date, and will be payable on each Interest Payment Date occurring before the Call Settlement Date and on the Call Settlement Date. Interest will be payable to the holders of record at the close of business on the business day immediately preceding the applicable Interest Payment Date or Call Settlement Date. If an Interest Payment Date is not a business day, payment will be made on the next business day immediately following such day, but no additional interest will accrue as a result of the delayed payment. For example, the monthly interest payment due in April 2011 shall be payable on April 25, 2011.
  POTENTIAL EARLY EXIT AS A RESULT OF THE AUTOMATIC CALL FEATURE — If the closing price of the Reference Stock is greater than the Initial Share Price on the Call date, your notes will be automatically called prior to the maturity date. Under these circumstances, on the Call Settlement Date, for each $1,000 principal amount note, you will receive $1,000 plus accrued and unpaid interest to but excluding the Call Settlement Date.
  THE NOTES DO NOT GUARANTEE THE RETURN OF YOUR PRINCIPAL IF THE NOTES ARE NOT AUTOMATICALLY CALLED — If the notes are not automatically called, we will pay you your principal back at maturity so long as the Final Share Price is not less than the Initial Share Price or the closing price of the Reference Stock is not less than the Initial Share Price by more than the Protection Amount ($11.844 initially) on any day during the Monitoring Period. However, if the notes are not automatically called, if the Final Share Price is less than the Initial Share Price and the closing price of the Reference Stock on any day during the Monitoring Period is less than the Initial Share Price by more than the Protection Amount ($11.844 initially), you could lose the entire principal amount of your notes.
  TAX TREATMENT AS A UNIT COMPRISING A PUT OPTION AND A DEPOSIT — You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 108-A-III. We and you agree (in the absence of an administrative determination or judicial ruling to the contrary) to treat the notes for U.S. federal income tax purposes as units comprising: (i) a Put Option written by you that is automatically terminable in circumstances where an Automatic Call occurs and that, if not terminated, requires you to purchase the Reference Stock (or, at our option, the Cash Value thereof) from us at maturity under circumstances where the payment at maturity is the Physical Delivery Amount and (ii) a Deposit of $1,000 per $1,000 principal amount note to secure your potential obligation to purchase the Reference Stock. We intend to treat 3.70% of each coupon payment as interest on the Deposit and the remainder as Put Premium. Assuming this characterization is respected, amounts treated as interest on the Deposit will be taxed as ordinary income while the Put Premium will not be taken into account prior to maturity or sale, including as a result of an Automatic Call. However, there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt, in which case the timing and character of any income or loss on the notes could be significantly and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the notes are the character of income or loss (including whether the Put Premium might be currently included as ordinary income) and the degree, if any, to which income realized by Non-U.S. Holders should be subject to withholding tax. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax

JPMorgan Structured Investments — Upside Auto Callable Reverse Exchangeable Notes Linked to the Common Stock of Foster Wheeler AG	PS-1

consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice. Non-U.S. Holders should also note that they may be withheld upon unless they have submitted a properly completed IRS Form W-8BEN or otherwise satisfied the applicable documentation requirements. Purchasers who are not initial purchasers of notes at the issue price should also consult their tax advisers with respect to the tax consequences of an investment in the notes, including possible alternative characterizations, as well as the allocation of the purchase price of the notes between the Deposit and the Put Option.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Reference Stock. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 108-A-III dated February 7, 2011.

  YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. If the notes are not automatically called, the payment at maturity will be based on the Final Share Price and whether the closing price of the Reference Stock is less than the Initial Share Price by more than the Protection Amount ($11.844 initially) on any day during the Monitoring Period. Under certain circumstances, you will receive at maturity a predetermined number of shares of the Reference Stock (or, at our election, the Cash Value thereof). The market value of those shares of the Reference Stock or the Cash Value thereof will most likely be less than the principal amount of each note and may be zero. Accordingly, you could lose up to the entire principal amount of your notes.
  THE AUTOMATIC CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT — The notes will be automatically called before maturity if the closing price of the Reference Stock is greater than the Initial Share Price on the Call Date. Under these circumstances, the amount of interest payable on the notes will be less than the full amount of interest that would have been payable if the notes were held to maturity, and, for each $1,000 principal amount note, you will receive $1,000 plus accrued and unpaid interest to but excluding the Call Settlement Date.
  YOUR PROTECTION MAY TERMINATE ON ANY DAY DURING THE TERM OF THE NOTES — If the notes are not automatically called and, on any day during the Monitoring Period, the closing price of the Reference Stock is less than the Initial Share Price minus the Protection Amount ($11.844 initially), you will be fully exposed to any depreciation in the Reference Stock. We refer to this feature as a contingent buffer. Under these circumstances, and if the Final Share Price is less than the Initial Share Price, you will receive at maturity a predetermined number of shares of Reference Stock (or, at our election, the Cash Value thereof) and, consequently, you will lose 1% of the principal amount of your investment for every 1% that the Final Share Price is less than the Initial Share Price. You will be subject to this potential loss of principal even if the closing price of the Reference Stock subsequently recovers such that it is greater than the Initial Share Price minus the Protection Amount ($11.844 initially). If these notes had a non-contingent buffer feature, under the same scenario, you would have received the full principal amount of your notes plus accrued and unpaid interest at maturity. As a result, your investment in the notes may not perform as well as an investment in a security with a return that includes a non-contingent buffer.
  CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co. and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes at maturity or on any Call Settlement Date and on the Interest Payment Dates, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.
  POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. We and/or our affiliates may also currently or from time to time engage in business with Foster Wheeler, including extending loans to, or making equity investments in, Foster Wheeler or providing advisory services to Foster Wheeler. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to Foster Wheeler, and these reports may or may not recommend that investors buy or hold the Reference Stock. As a prospective purchaser of the notes, you should undertake an independent investigation of Foster Wheeler as in your judgment is appropriate to make an informed decision with respect to an investment in the notes.
  REINVESTMENT RISK — If your notes are automatically called early, the term of the notes may be reduced to as short as three months and you will not receive interest payments after the Call Settlement Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the notes are automatically called prior to the Maturity Date.
  SINGLE STOCK RISK — The price of the Reference Stock can fall sharply due to factors specific to the Reference Stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.
  CERTAIN BUILT-IN COSTS ARE LIKELY TO AFFECT ADVERSELY THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity, if any, or upon an automatic call described in this pricing supplement is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the estimated cost of hedging our obligations under the notes. As a result, and as a general matter, the price, if any, at which JPMS will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the maturity date could result in a substantial loss to you. This secondary market price will also be affected by a number of factors aside from the agent’s commission and hedging costs, including those referred to under “Many Economic and Market Factors Will Influence the Value of the Notes” below.
  The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

JPMorgan Structured Investments — Upside Auto Callable Reverse Exchangeable Notes Linked to the Common Stock of Foster Wheeler AG	PS-2

  PROTECTION AMOUNT APPLIES ONLY IF YOU HOLD THE NOTES TO MATURITY — Assuming the notes are not automatically called, we will pay you your principal back at maturity only if the closing price of the Reference Stock is not below the Initial Share Price by more than the Protection Amount ($11.844 initially) on any day during the Monitoring Period or the Final Share Price is equal to or greater than the Initial Share Price. If the notes are not automatically called and the closing price of the Reference Stock is less than the Initial Share Price by more than the Protection Amount ($11.844 initially) on any day during the Monitoring Period, you will be fully exposed at maturity to any decline in the market price of the Reference Stock.
  VOLATILITY RISK — Greater expected volatility with respect to the Reference Stock indicates a greater likelihood as of the Pricing Date that the Reference Stock could close below the Initial Share Price by more than the Protection Amount ($11.844 initially) on any day during the Monitoring Period . The Reference Stock’s volatility, however, can change significantly over the term of the notes. The closing price of the Reference Stock could fall sharply on any day during the Monitoring Period, which could result in a significant loss of principal.
  YOUR RETURN ON THE NOTES IS LIMITED TO THE PRINCIPAL AMOUNT PLUS ACCRUED INTEREST REGARDLESS OF ANY APPRECIATION IN THE VALUE OF THE REFERENCE STOCK — If the notes are not automatically called, unless (i) the Final Share Price is below the Initial Share Price and (ii) on any day during the Monitoring Period, the closing price of the Reference Stock is below the Initial Share Price by more than the Protection Amount ($11.844 initially), for each $1,000 principal amount note, you will receive $1,000 at maturity plus any accrued and unpaid interest, regardless of any appreciation in the value of the Reference Stock, which may be significant. If the notes are automatically called, for each $1,000 principal amount note, you will receive $1,000 on the Call Settlement Date plus any accrued and unpaid interest, regardless of the appreciation in the value of the Reference Stock, which may be significant. Accordingly, the return on the notes may be significantly less than the return on a direct investment in the Reference Stock during the term of the notes.
  NO OWNERSHIP RIGHTS IN THE REFERENCE STOCK — As a holder of the notes, you will not have any ownership interest or rights in the Reference Stock, such as voting rights or dividend payments. In addition, the Reference Stock issuer will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the Reference Stock and the notes.
  RISKS ASSOCIATED WITH NON-U.S. SECURITIES — An investment in the notes linked to the value of non-U.S. equity securities, such as the registered shares of Foster Wheeler AG (“Foster Wheeler” and such registered shares, the “common stock of Foster Wheeler”) which is issued by a Swiss issuer and traded on The NASDAQ Stock Market in U.S. dollars, involves risks associated with the home country of the issuer of the non-U.S. equity securities. Non-U.S. companies, such as those in Switzerland, are generally subject to accounting, auditing and financial reporting standards and requirements, and securities trading rules different from those applicable to U.S. reporting companies. The prices of non-U.S. equity securities may be affected by political, economic, financial and social factors in the home country of the issuer of the non-U.S. equity securities, including changes in such country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions. Moreover, the economies of such country may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self sufficiency. Such country may be subjected to different and, in some cases, more adverse economic environments.
  THE NOTES LINKED TO THE COMMON STOCK OF FOSTER WHEELER ARE SUBJECT TO CURRENCY EXCHANGE RATE RISK — Because the common stock of Foster is quoted and traded in U.S. dollars on The NASDAQ Stock Market, fluctuations in the exchange rate between the Swiss franc and the U.S. dollar will likely affect the relative value of the common stock of Foster Wheeler in the two different currencies and, as a result, will likely affect the market price of the common stock of Foster Wheeler trading on The NASDAQ Stock Market. These trading differences and currency exchange may affect the market value of the notes and whether the closing price of the common stock of Foster Wheeler will fall below the Protection Amount on any trading day during the Monitoring Period and whether the Final Share Price will be greater than, equal to or less than the Initial Share Price. The Swiss franc has been subject to fluctuations against the U.S. dollar in the past, and may be subject to significant fluctuations in the future. Previous fluctuations or periods of relative stability in the exchange rate of the Swiss franc and the U.S. dollar are not necessarily indicative of fluctuations or periods of relative stability in those rates that may occur over the term of the notes linked to the common stock of Foster Wheeler are linked to such common stock. The exchange rate between the Swiss franc and the U.S. dollar is the result of the supply of, and the demand for, those currencies. Changes in the exchange rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in Switzerland and the United States, including economic and political developments in other countries. Of particular importance are rates of inflation, interest rate levels, the balance of payments and the extent of governmental surpluses or deficits in Switzerland and the United States, all of which are in turn sensitive to the monetary, fiscal and trade policies pursued by Switzerland, the United States and other jurisdictions important to international trade and finance.
  NO AFFILIATION WITH FOSTER WHEELER — We are not affiliated with Foster Wheeler. We assume no responsibility for the adequacy of the information about Foster Wheeler contained in this pricing supplement or in product supplement no. 108-A-III. You should undertake your own investigation into the Reference Stock and Foster Wheeler. We are not responsible for Foster Wheeler’s public disclosure of information, whether contained in SEC filings or otherwise.
  LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.
  HEDGING AND TRADING IN THE REFERENCE STOCK — While the notes are outstanding, we or any of our affiliates may carry out hedging activities related to the notes, including in the Reference Stock or instruments related to the Reference Stock. We or our affiliates may also trade in the Reference Stock or instruments related to the Reference Stock from time to time. Any of these hedging or trading activities as of the Pricing Date and during the term of the notes could adversely affect the likelihood of an automatic call or our payment to you at maturity.
  MANY ECONOMIC AND MARKET FACTORS WILL INFLUENCE THE VALUE OF THE NOTES — In addition to the value of the Reference Stock and interest rates on any trading day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other and which are set out in more detail in product supplement no. 108-A-III.

JPMorgan Structured Investments — Upside Auto Callable Reverse Exchangeable Notes Linked to the Common Stock of Foster Wheeler AG	PS-3

The Reference Stock

Public Information

All information contained herein on the Reference Stock and on Foster Wheeler is derived from publicly available sources and is provided for informational purposes only. According to its publicly available filings with the SEC, Foster Wheeler designs, engineers and constructs onshore and offshore upstream oil and gas processing facilities, natural gas liquefaction facilities and receiving terminals, gas-to-liquids facilities, oil refining, chemical and petrochemical, pharmaceutical and biotechnology facilities and related infrastructure, including power generation and distribution facilities, and gasification facilities. In addition, Foster Wheeler designs, manufactures and erects steam generating and auxiliary equipment for electric power generating stations and industrial facilities worldwide. The common stock of Foster Wheeler, with a par value equal to the U.S. dollar equivalent of CHF 3.00 per share, is registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Foster Wheeler in the accompanying product supplement no. 108-A-III. Information provided to or filed with the SEC by Foster Wheeler pursuant to the Exchange Act can be located by reference to SEC file number 001-31305, and can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete.

Historical Information Regarding the Reference Stock

The following graph sets forth the historical performance of the Reference Stock based on the weekly closing price (in U.S. dollars) of the Reference Stock from January 6, 2006 through February 18, 2011. The closing price of the Reference Stock on February 18, 2011 was $39.48. We obtained the closing prices and other information below from Bloomberg Financial Markets, without independent verification. The closing prices and this other information may be adjusted by Bloomberg Financial Markets for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Since its inception, the Reference Stock has experienced significant fluctuations. The historical performance of the Reference Stock should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the Reference Stock during the term of the notes. We cannot give you assurance that the performance of the Reference Stock will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that Foster Wheeler will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the Reference Stock.

JPMorgan Structured Investments — Upside Auto Callable Reverse Exchangeable Notes Linked to the Common Stock of Foster Wheeler AG	PS-4

Examples of Hypothetical Payments at Maturity or Upon an Automatic Call for Each $1,000 Principal Amount Note

The following table illustrates hypothetical payments at maturity or upon an automatic call on a $1,000 investment in the notes, based on a range of hypothetical Final Share Prices and closing prices on the Call Date and assuming that the closing price of the Reference Stock performs in the manner set forth in the column entitled “Hypothetical lowest closing price during the Monitoring Period.” The numbers appearing in the following table and examples have been rounded for ease of analysis. For this table of hypothetical payments at maturity or upon an automatic call, we have also assumed the following:

• the Initial Share Price:	$39.50	• the Protection Amount (in U.S. dollars): $11.85
• the Interest Rate:	5.00% (equivalent to 10.00% per annum) if the note is held to maturity
	2.50% (equivalent to 10.00% per annum) if the note is automatically called
Hypothetical lowest closing price during the Monitoring Period	Hypothetical closing price on the Call Date	Hypothetical Final Share Price	Payment at Maturity**	Payment on the Call Settlement Date**	Total Value of Payment Received at Maturity or on the Call Settlement Date**
$37.53	$39.50	$39.50	$1,000.00	N/A	$1,000.00
$39.50	$79.00	N/A	N/A	$1,000.00	$1,000.00
$19.75	$39.50	$39.50	$1,000.00	N/A	$1,000.00
$19.75	$41.48	N/A	N/A	$1,000.00	$1,000.00
$39.50	$39.50	$39.50	$1,000.00	N/A	$1,000.00
$27.65	$31.60	$27.65	$1,000.00	N/A	$1,000.00
$19.75	$39.50	$37.53	25 shares of the Reference Stock or the Cash Value thereof	N/A	$950.13
$19.75	$27.65	$19.75	25 shares of the Reference Stock or the Cash Value thereof	N/A	$500.00
$9.88	$19.75	$9.88	25 shares of the Reference Stock or the Cash Value thereof	N/A	$250.13
$0.00	$11.85	$0.00	25 shares of the Reference Stock or the Cash Value thereof	N/A	$0.00
**

Note that you will receive at maturity or on the Call Settlement Date, as applicable, accrued and unpaid interest in cash, in addition to (1) at maturity, either shares of the Reference Stock (or, at our election, the Cash Value thereof) or the principal amount of your note in cash or (2) on the Call Settlement Date, $1,000 in cash. Also note that if you receive the Physical Delivery Amount at maturity, the total value of the payment received at maturity shown in the table above includes the value of any fractional shares, which will be paid in cash.

The following examples illustrate how the total value of payments received at maturity or on the Call Settlement Date, as applicable, set forth in the table above are calculated.

Example 1: The closing price of the Reference Stock on the Call Date is $41.48. Because the closing price of the Reference Stock of $41.48 on the Call Date is greater than the Initial Share Price of $39.50, the notes are automatically called and you will receive a payment on the Call Settlement Date of $1,000 per $1,000 principal amount note.

Example 2: The closing price of the Reference Stock on the Call Date is $39.50, the lowest closing price of the Reference Stock during the Monitoring Period is $19.75 and the Final Share Price is $39.50. Because the closing price of the Reference Stock of $39.50 on the Call Date is not greater than the Initial Share Price of $39.50, the notes are not automatically called. Because the Final Share Price of $39.50 is not less than the Initial Share Price of $39.50, you will receive a payment at maturity of $1,000 per $1,000 principal amount note, even though the closing price of the Reference Stock is less than the Initial Share Price of $39.50 by more than the Protection Amount on at least one day during the Monitoring Period.

Example 3: The closing price of the Reference Stock on the Call Date is $39.50, the lowest closing price of the Reference Stock during the Monitoring Period is $19.75 and the Final Share Price is $37.53. Because the closing price of the Reference Stock of $39.50 on the Call Date is not greater than the Initial Share Price of $39.50, the notes are not automatically called. Because the Final Share Price of $37.53 is less than the Initial Share Price of $39.50 and the closing price of the Reference Stock is less than the Initial Share Price of $39.50 by more than the Protection Amount on at least one day during the Monitoring Period, you will receive the Physical Delivery Amount, or at our election, the Cash Value thereof, at maturity. Because the Final Share Price of the Reference Stock is $37.53, the total value of your final payment at maturity, whether in cash or shares of the Reference Stock, is $950.13.

Example 4: The closing price of the Reference Stock on the Call Date is $27.65, and the closing price of the Reference Stock is not less than the Initial Share Price by more than the Protection Amount on any day during the Monitoring Period prior to the Observation Date. However, the closing price of the Reference Stock on the Observation Date is $19.75, a decline from the Initial Share Price of more than the Protection Amount. Because the closing price of the Reference Stock of $27.65 on the Call Date is not greater than the Initial Share Price of $39.50, the notes are not automatically called. Because the Final Share Price of $19.75 is less than the Initial Share Price of $39.50 and the Final Share Price is less than the Initial Share Price of $39.50 by more than the Protection Amount, you will receive the Physical Delivery Amount, or at our election, the Cash Value thereof, at maturity. Because the Final Share Price of the Reference Stock is $19.75, the total value of your final payment at maturity, whether in cash or shares of the Reference Stock, is $500.00.

JPMorgan Structured Investments — Upside Auto Callable Reverse Exchangeable Notes Linked to the Common Stock of Foster Wheeler AG	PS-5

Example 5: The closing price of the Reference Stock on the Call Date is $31.60, the Final Share Price of $27.65 is less than the Initial Share Price but not by more than the Protection Amount and the closing price of the Reference Stock is not less than the Initial Share Price by more than the Protection Amount on any day during the Monitoring Period. Because the closing price of the Reference Stock of $31.60 on the Call Date is not greater than the Initial Share Price of $39.50, the notes are not automatically called. Because the closing price of the Reference Stock is not less than the Initial Share Price of $39.50 by more than the Protection Amount on any day during the Monitoring Period, you will receive a payment at maturity of $1,000 per $1,000 principal amount note, even though the Final Share Price of $27.65 is less than the Initial Share Price of $39.50.

Regardless of the performance of the Reference Stock, you will receive interest payments, for each $1,000 principal amount note, in the aggregate amount of (1) if the notes are held to maturity, $50.00 over the term of the notes; or (2) if the notes are automatically called, $25.00 from the issue date to but excluding the Call Settlement Date. If the notes are held to maturity, the actual number of shares of the Reference Stock, or the Cash Value thereof, you may receive at maturity and the actual Protection Amount applicable to your notes may be more or less than the amounts displayed in this hypothetical and will depend in part on the Initial Share Price. On the Pricing Date, the Initial Share Price was $39.48, the Protection Amount was $11.844 and the Physical Delivery Amount was 25.3293 shares of the Reference Stock, in each case subject to adjustments.

JPMorgan Structured Investments — Upside Auto Callable Reverse Exchangeable Notes Linked to the Common Stock of Foster Wheeler AG	PS-6